                                                                   Exhibit 10.34


                     LYONDELL-CITGO REFINING COMPANY LTD.
                                 $100,000,000


                               CREDIT AGREEMENT

                           Dated as of July 1, 1993

                             CONTINENTAL BANK N.A.

                                   As Agent

                              TABLE OF CONTENTS*


                                   ARTICLE I
                                  DEFINITIONS

                                                                PAGE
                                                                ----
SECTION    1.01  Definitions...............................       1
           1.02  Accounting Terms and Determinations.......       9
           1.03  Types of Borrowings.......................       9

                                   ARTICLE II
                                   THE CREDIT

SECTION    2.01  Commitments to Lend.......................      10
           2.02  Notice of Committed Borrowings............      10
           2.03  Letters of Credit.........................      11
           2.04  Notice to Banks; Funding of Loans.........      14
           2.05  Notes.....................................      14
           2.06  Maturity of Loans.........................      15
           2.07  Interest Rates............................      15
           2.08  Fees......................................      18
           2.09  Optional Termination or Reduction of
                 Commitments...............................      18
           2.10  Mandatory Termination of Commitments......      19
           2.11  Optional Prepayments......................      19
           2.12  General Provisions as to Payments.........      19
           2.13  Computation of Interest and Fees..........      20
           2.14  Maximum Interest Rate.....................      20
           2.15  Extension of Termination Date.............      22
           2.16  Withholding Tax Exemption.................      23


                                  ARTICLE III
                                   CONDITIONS

SECTION   3.01  Effectiveness..............................      24
          3.02  Borrowings.................................      25

* The Table of Contents is not a part of this Agreement.

                                                               PAGE
                                                               ----

                                  ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES

SECTION    4.01  Representations and Warranties of the
                 Borrower.....................................   26


                                   ARTICLE V
                                   COVENANTS

SECTION    5.01  Certain Information to be Furnished by the
                 Borrower.....................................   29
           5.02  Maintenance of Property; Insurance...........   31
           5.03  Limitation on Liens..........................   31
           5.04  Consolidation, Merger........................   33
           5.05  Use of Proceeds..............................   34
           5.06  Compliance with Laws.........................   34
           5.07  No Material Change...........................   34

                                  ARTICLE VI
                                   DEFAULTS

SECTION    6.01  Defaults.....................................   34
           6.02  Notice of Default............................   37


                                  ARTICLE VII
                                   THE AGENT

SECTION    7.01  Appointment and Authorization................   37
           7.02  Agent and Affiliates.........................   37
           7.03  Action by Agent..............................   37
           7.04  Consultation with Experts....................   37
           7.05  Liability of Agent...........................   38
           7.06  Indemnification..............................   38
           7.07  Credit Decision..............................   38
           7.08  Successor Agent..............................   39

                                                                PAGE
                                                                ----
                                 ARTICLE VIII
                            CHANGE IN CIRCUMSTANCES

SECTION    8.01  Illegality..................................    39
           8.02  Increased Cost and Reduced Return...........    40
           8.03  Substitute Loans............................    42
           8.04  Regulation D Compensation...................    42
           8.05  Substitution of Bank........................    43

                                  ARTICLE IX
                                 MISCELLANEOUS
SECTION    9.01  Notices.....................................    43
           9.02  No Waiver...................................    44
           9.03  Governing Law...............................    44
           9.04  Expenses; Documentary Taxes; Indemnification    44
           9.05  Amendments, Etc.............................    45
           9.06  Counterparts; Integration...................    46
           9.07  Successors and Assigns......................    46
           9.08  Survival....................................    47
           9.09  Acknowledgment..............................    48
           9.10  Headings....................................    48
           9.11  Sharing of Setoffs..........................    48
           9.12  Collateral..................................    49
           9.13  Consent to Jurisdiction.....................    49
           9.14  Waiver of Jury Trial........................    50

EXHIBIT A - Note

EXHIBIT B - Loans and Principal Payments

EXHIBIT C - Form of Assignment and Acceptance

EXHIBIT D - Secretary's Certificate

EXHIBIT E - Certificate of Incumbency

EXHIBIT F - Opinion of General Counsel

          CREDIT AGREEMENT dated as of July 1, 1993 among LYONDELL-CITGO REFINING COMPANY LTD, the BANKS listed on the signature pages hereof and CONTINENTAL BANK N.A., as Agent.

          The Borrower desires to borrow from time to time amounts not exceeding in the aggregate $100,000,000 outstanding at any one time from the Banks for its general corporate purposes, and the Banks are prepared to make loans on the terms hereof. Accordingly, the parties hereto agree as follows:



                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.01.  DEFINITIONS.

In addition to terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the following meanings (all terms defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

"ADJUSTED CD RATE" has the meaning set forth in Section 2.07(b).

"ADMINISTRATIVE QUESTIONNAIRE" means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

"AGENT" means Continental Bank N.A. its capacity as agent for the Banks hereunder, and its successors in such capacity.

"APPLICABLE LENDING OFFICE" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

"ASSESSMENT RATE" has the meaning set forth in Section 2.07(b).

"ASSIGNEE" has the meaning set forth in Section 9.07(c).

"AUTHORIZED OFFICER" and "AUTHORIZED REPRESENTATIVE" of the Borrower shall mean an officer or other representative of the Borrower designated in the latest Certificate of Incumbency of the Borrower or Lyondell or Lyondell Refining Company. The Agent and the Banks shall be conclusively entitled to rely on the latest such Certificate of Incumbency of the Borrower delivered to the Agent.

"BANK" means each bank which is listed on the signature pages hereof as having a Commitment and which has executed and delivered this Agreement, each Assignee which becomes a Bank pursuant to Section 9.07(c), each substitute bank which becomes a Bank pursuant to Section 8.05, and their respective successors.

"BASE RATE" means, for any day, a rate per annum equal to the higher of (i) the Reference Rate for such day and (ii) the Federal Funds Rate for such day plus 1/4 of 1%.

"BASE RATE LOAN" means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Committed Borrowing or pursuant to
Article VIII.

"BORROWER" means LYONDELL-CITGO REFINING COMPANY LTD., a Texas limited liability company.

"BORROWING" has the meaning set forth in Section 1.03.

"CD BASE RATE" has the meaning set forth in Section 2.07(b).

"CD LOAN" means a Committed Loan to be made by a Bank as a CD Loan in accordance with the applicable Notice of Borrowing.

"CD MARGIN" has the meaning set forth in Section 2.07(b).

"CERTIFICATE OF INCUMBENCY" shall mean a Certificate of Incumbency described in
Section 3.01 (ii) and any successor or replacement Certificate of Incumbency delivered hereunder.

"CITGO" means CITGO Petroleum Corporation.

"CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"COMMITMENT" means, as to each Bank, the amount set forth opposite its name on the signature pages hereof under the heading "Commitment" which includes the Maximum Drawing Amount (as such amount may be reduced from time to time as provided in Sections 2.09 and 2.10).

"COMMITMENT PERCENTAGE" means, with respect to each Bank, the percentage set forth on the signature pages hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

"COMMITTED LOAN" means a loan made by a Bank pursuant to Section 2.01.

"COMPANY REGULATIONS" means the limited liability company regulations dated as of July 1, 1993 between Lyondell Refining Company and CITGO Refining Investment Company.

"CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414(b) or 414(c) of the Code.

"CONTRIBUTION AGREEMENT" means the Contribution Agreement dated as of July 1, 1993 between Borrower and Lyondell.

"CRUDE SUPPLY AGREEMENT" means the Crude Supply Agreement dated as of May 5, 1993 between Borrower and Lagoven, S. A., including any supplemental agreements.

"DEBT" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others to the extent secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others to the extent Guaranteed by such Person.

"DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"DOMESTIC BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or Houston, Texas are authorized by law to close.

"DOMESTIC LENDING OFFICE" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office, branch or affiliate as such Bank may from time to time specify to the Agent and the Borrower as its Domestic Lending Office; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Domestic Lending Offices for its Reference Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

"DOMESTIC LOANS" means CD Loans or Reference Rate Loans or both.

"DOMESTIC RESERVE PERCENTAGE" has the meaning set forth in Section 2.07(b).

"EFFECTIVE DATE" means the date on which this Agreement becomes effective in accordance with Section 3.01.

"ENVIRONMENTAL MATTERS" means matters relating to pollution or protection of the environment, including without limitation emissions, discharges, releases or threatened releases of pollutants, contaminants or chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface or ground water, land surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or toxic or hazardous substances or wastes.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

"EURO-DOLLAR BUSINESS DAY" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in New York.

"EURO-DOLLAR LENDING OFFICE" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may from time to time specify to the Agent and the Borrower as its Euro-Dollar Lending Office.

"EURO-DOLLAR LOAN" means a Committed Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.

"EURO-DOLLAR MARGIN" has the meaning set forth in Section 2.07(c).

"EURO-DOLLAR RESERVE PERCENTAGE" means with respect to any Bank for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirement (including without limitation any basic, supplemental or emergency reserves) imposed on such Bank in respect of "Euro-currency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or in respect of any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents).

"EVENT OF DEFAULT" has the meaning assigned to that term in Section 6.01.

"FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent (1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Continental Bank National Association on such day for such transactions as determined by the Agent.

"GRADE 1 PERIOD" means any time during which the sum of the Maximum Drawing Amount and the Loans is less than 50% of the aggregate amount of the Commitments.

"GRADE 2 PERIOD" means any time during which the sum of the Maximum Drawing Amount and the Loans is equal to and greater than 50% of the aggregate amount of the Commitments and less than the aggregate amount of the Commitments.

"GUARANTEE" means to guarantee or act, directly or indirectly, as a surety for any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, to incur or assume any obligation, direct or indirect, contingent or otherwise, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include to endorse for collection or deposit in the ordinary course of business.

"INTEREST PERIOD" means:

(1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one or seven (1 or 7) days, or one, two, three or six (1, 2, 3 or 6) months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

     (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding EuroDollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

     (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

     (c) any Interest Period applicable to any Euro-Dollar Loan of any Bank which begins before such Bank's Termination Date and would otherwise end after such Termination Date shall end on such Termination Date;

(2) with respect to each CD Borrowing, the period commencing on the date of such Borrowing and ending thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

     (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

     (b) any Interest Period applicable to any CD Loan of any Bank which begins before such Bank's Termination Date and would otherwise end after such Termination Date shall end on such Termination Date;

(3) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided that:

     (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

     (b) any Interest Period applicable to any Base Rate Loan of any Bank which begins before such Bank's Termination Date and would otherwise end after such Termination Date shall end on such Termination Date;

"INTERBANK OFFERED RATE" has the meaning set forth in Section 2.07(c).

"ISSUING BANK" means the Agent, or such other Bank as the Borrower may have requested and the Required Banks shall have approved, issuing a Letter of Credit.

"LETTER OF CREDIT"  See Section 2.03.

"LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"LOAN" means a Domestic Loan or a Euro-Dollar Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or any combination of the foregoing.

"LYONDELL" means Lyondell Petrochemical Company.

"LRC" means Lyondell Refining Company.

"MAXIMUM DRAWING AMOUNT" means the maximum aggregate amount from time to time that the beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

"NOTES" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

"NOTICE OF BORROWING" means a Notice of Committed Borrowing (as defined in
Section 2.02).

"PARENT" means, with respect to any Bank, any Person controlling such Bank.

"PARTICIPANT" has the meaning set forth in Section 9.07(b).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"PLAN" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

"REFERENCE RATE" shall mean the rate of interest then most recently announced by Continental Bank N.A. in Chicago from time to time as its "reference rate" for calculating interest on certain loans (which may not be the lowest rate charged by Continental Bank N.A. at that time): the "Reference Rate" hereunder will change simultaneously with any change in Continental Bank N.A.'s "reference rate".

"REFERENCE BANK" means Continental Bank N.A. or its successor.

"REFUNDING BORROWING" means a Committed Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Committed Loans made by any Bank.

"REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time (including any successor provision thereto or any other United States law or regulation imposing reserves on deposits or loans).

"REGULATION G" shall mean Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time (including any successor provision thereto).

"REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time (including any successor provision thereto).

"REGULATION X" shall mean Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time (including any successor provision thereto).

"REQUIRED BANKS" means at any date Banks having at least sixty-six and two-thirds (66 2/3%) percent of the aggregate amount of the Commitments or, if the Commitments have been terminated, holding Notes evidencing at least sixty-six and two-thirds (66 2/3%) percent of the aggregate unpaid principal amount of the Loans.

"SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (whether or not any other class of securities has or might have voting power, by reason of the happening of a contingency) are at the time owned or controlled directly or indirectly by the Borrower.

"TERMINATION DATE" means, for each Bank, June 30, 1994, or such later date to which the Termination Date of such Bank shall have been extended pursuant to Section

2.15, or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date for such Bank shall be the next preceding Euro-Dollar Business Day.

"UNFUNDED VESTED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.


SECTION 1.02.  ACCOUNTING TERMS AND DETERMINATIONS.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial Statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Banks.


SECTION 1.03.  TYPES OF BORROWINGS.

The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments).

                                   ARTICLE II

                                  THE CREDITS


SECTION 2.01.  COMMITMENTS TO LEND.

Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section 2.01 from time to time in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section 2.01 shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in an aggregate amount such that, immediately after giving effect to such Borrowing, the aggregate outstanding principal amount of the Loans will equal the aggregate amount of the Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or to the extent permitted by Section 2.11, prepay Loans and re-borrow at any time.


SECTION 2.02.  NOTICE OF COMMITTED BORROWINGS.

The Borrower shall give the Agent notice (a "Notice of Committed Borrowing") not later than 10:00 A.M. (Chicago time) (9:00 A.M. Chicago time in the event of one day Euro-Dollar Borrowing) on (x) the date of each Reference Rate Borrowing, (y) the second Domestic Business Day before each CD Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(b)  the aggregate amount of such Borrowing,

(c) whether the Loans comprising such Borrowing are to be CD Loans, Base Rate Loans or EuroDollar Loans, and

(d) in the case of a CD Borrowing or a Euro-Dollar Borrowing, the requested Interest Period; provided, however, that the Borrower shall not be permitted to request Euro-Dollar Borrowings with one (1) day Interest Period longer than 5 consecutive Domestic Business Days.

SECTION 2.03.  LETTERS OF CREDIT.

(a) Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Issuing Bank's customary form (a "Letter of Credit Application"), each of the Banks, in its sole discretion, and the Agent in reliance upon the representations and warranties of the Borrower contained in this Agreement, agrees to issue, extend and renew between the Effective Date and Termination Date for the account of the Borrower one or more standby letters of credit or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by such Bank; provided, however, that, after giving effect to such request the sum of (A) the aggregate Maximum Drawing Amount of all Letters of Credit and (B) the amount of all Loans outstanding shall not exceed the aggregate amount of the Commitments.

(b) Each new Letter of Credit Application shall be completed to the satisfaction of the Issuing Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

(c) Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date no later than fourteen (14) days or, if the beneficiary is located outside of the United States, forty-five (45) days prior to the Termination Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce Publication No. 400 or any successor version thereto.

(d) Upon the reduction of the total Commitments to an amount less than the maximum Drawing Amount, the Borrower shall immediately pay to the Agent an amount equal to such difference.

(e) The amount of each drawing under any Letter of Credit issued by an Issuing Bank pursuant to this Agreement shall be deemed to be a Loan made by the Banks to the Borrower on the date of such drawing and shall be funded by the Banks in accordance with Sections 2.02 and 2.04.

(f) Each Bank (other than the Issuing Bank) and the Borrower hereby acknowledge that each Letter of Credit issued by the Issuing Bank pursuant to this Agreement is issued by the Issuing Bank on behalf of all of the Banks.
     Each Bank absolutely and irrevocably agrees, regardless of the existence or continuance of an Event of Default or any other condition whatsoever, to reimburse the Issuing Bank in an amount equal to such Bank's Commitment Percentage of each drawing under any Letter of Credit made in accordance with paragraph (e) above and to be responsible for its Commitment Percentage of all liabilities incurred by the Issuing Bank in respect of each Letter of Credit opened or extended by the Issuing Bank for the account of the Borrower pursuant to this Agreement. The obligations of the Banks hereunder are several and the failure of any Bank to fulfill its obligations shall not result in any Bank becoming obligated to advance more than its Commitment percentage of the Loans hereunder.

(g) The Issuing Bank, upon receipt of any draft drawn under a Letter of Credit, shall promptly examine such draft and any accompanying certificate or other document in accordance with its customary procedures for conformity to the requirements of such Letter of Credit. In the event the Issuing Bank determines to pay such draft in accordance with the foregoing, the Issuing Bank shall promptly notify the Banks and the Agent and each Bank shall, as contemplated by paragraph (f) of this Section 2.03, provide to the Agent for the account of the Issuing Bank in funds immediately available to the Issuing Bank, such Bank's Commitment Percentage of the funds necessary to pay such draft.

(h) The Borrower's obligations under this Section 2.03 to repay Loans in respect of drawings under the Letters of Credit as provided hereunder shall rank pari passu with the obligations of the Borrower to repay all other Loans, shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, the Issuing Bank, any other Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financial institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit of any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery or any message or advice, however transmitted, in connection with any Letter of Credit absent the Agent's and the Banks' gross negligence and willful misconduct. The Borrower agrees that any action taken or omitted by the Agent or any Issuing Bank under or in connection with each Letter of Credit and the related drafts and documents, absent the Agent's and the Banks' gross negligence and willful misconduct, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Issuing Bank to the Borrower.

(i) To the extent not inconsistent with paragraph (h) above, the Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank.
     The Issuing Bank shall be fully indemnified by the Banks (exclusive of the Issuing Bank's pro rata share of such indemnification obligation) against any and all liability and expense (including any expense for which the Issuing Bank has not been reimbursed by the Borrower as required by Section 9.04) which may be incurred by it by reason of taking or failing to take any action absent the Issuing Bank's gross negligence or willful misconduct. The Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks.

(j) The Borrower shall, on the date of issuance or any extension or renewal of any Letters of Credit and at such other time or times as such charges are customarily made by the Issuing Bank, pay an upfront fee (in each case, a "Letters of Credit Fee") to the Agent in respect of each Letter of Credit so issued equal to 0.25% per annum for commercial letters of credit and 0.375% per annum during any Grade 1 Period (.625% per annum for any Grade 2 Period for the face amount of such Letters of Credit in excess of 50% of the aggregate amount of Commitment) for standby Letters of Credit of the face amount of such Letter of Credit, plus the Issuing Bank's issuance, amendment and other administrative fees and charges customarily charged to its customers similarly situated. Such Letter of Credit Fee (but not such customary issuance, amendment fee or other administrative fees and charges which shall be solely for the account of the Issuing bank) shall be for the accounts of the Banks in accordance with their respective Commitment Percentages. Such upfront fees shall be based on a 360 day year.

(k) Upon the occurrence of an Event of Default, the Borrower shall pay to the Agent on demand an amount equal to the Maximum Drawing Amount on all Letters of Credit, which amount shall be held in an interest bearing account by the Agent for the benefit of all the Banks and the Agent as cash collateral for all obligations related to such Letters of Credit.

SECTION 2.04.  NOTICE TO BANKS; FUNDING OF LOANS.

(a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 2:00 P.M. (Chicago time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in Chicago to the Agent at its address specified in or pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at an account to be designated by Borrower.

(c) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.04 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement. In no event shall any payment by the Agent, or repayment by the Borrower, of any amount pursuant to this subsection (d) relieve the Bank that failed to make available its share of the related Borrowing of its obligations hereunder.


SECTION 2.05.  NOTES.

(a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

(b) Upon receipt of each Bank's Note pursuant to Section 3.01(vi), the Agent shall mail such Note to such Bank. Each Bank shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.


SECTION 2.06.  MATURITY OF LOANS.

Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.


SECTION 2.07.  INTEREST RATES.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Reference Rate Loan shall bear interest, payable on demand, for each day until paid at a rate (the "Default Rate") per annum equal to 2% above the Reference Rate.

(b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin (as in effect on the first day of such-Interest Period) plus the applicable Adjusted CD Rate. Such interest shall be payable for each Interest Period on the last day thereof and if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

     "CD MARGIN" means 0.5% per annum during any Grade 1 Period and 0.75% per annum during any Grade 2 Period, provided, however, that such increased rate is applicable only on the incremental borrowings.

     The "ADJUSTED CD RATE" means for any Interest Period for any CD Loan, an interest rate per annum equal at all times during such Interest Period to the sum of:

               (1) the rate per annum obtained by dividing (x) the rate of interest determined by the Reference Bank to be the average (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1% per annum) of the bid rates per annum quoted to the Reference Bank in the secondary market at approximately 10:00 A.M. (Chicago, Illinois time), or as soon thereafter as practicable, on the first day of such Interest Period, by two Chicago certificate of deposit dealers of recognized standing selected by the Reference Bank for the purchase at face value of certificates of deposit issued by the Reference Bank in an amount approximately equal or comparable to such Loan and with a maturity approximately equal to such Interest Period, by (y) a percentage equal to 100% minus the Domestic Reserve Percentage (as defined below) for such Interest Period, plus

               (2) the CD Assessment Rate (as defined below) for such Interest Period.

     The "CD BASE RATE" applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of one percent (1%)) of the prevailing rates per annum bid at 10:00 A.M. (Chicago time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more Chicago certificate of deposit dealers of recognized standing for the purchase at face value from the Reference Bank of its certificates of deposit in an amount comparable to the unpaid principal amount of the CD Loan of the Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

     "DOMESTIC RESERVE PERCENTAGE" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in Chicago, Illinois with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in Chicago, Illinois having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

     "CD ASSESSMENT RATE" means for any Interest Period the net annual assessment rate (rounded upwards, if necessary, to the next higher 1/100 of one percent (1%)) actually incurred by Continental Bank N.A. to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of Continental Bank N.A. in the United States during the most recent period for which such rate has been determined prior to the commencement of such Interest Period.

(c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin (as in effect on the first day of such Interest Period) plus the applicable Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three (3) months, at intervals of three (3) months after the first day thereof.

     "EURO-DOLLAR MARGIN" means 0.375% per annum during any Grade 1 Period and 0.625% per annum during any Grade 2 Period, provided however, that such increased rate is applicable only on the incremental borrowings.

     The "INTERBANK OFFERED RATE" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of one percent (1%)) of the respective rates per annum at which deposits in dollars are offered by prime banks to the Reference Bank in the interbank Eurodollar market at approximately 10:00 A.M. (Chicago time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of the Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

(d) Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of one percent (1%) plus the average (rounded upward, if necessary, to the next higher 1/16 of one percent (1%)) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three (3) Euro-Dollar Business Days, then for such other period of time not longer than three (3) months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to the Reference Bank are offered to the Reference Bank in the interbank Eurodollar market for the applicable period determined as provided above (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of one percent (1%) plus the rate applicable to Base Rate Loans for such day).

(e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks by fax or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.08.  FEES.

(a)  Commitment Fee.

     The Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their Commitments a commitment fee at the rate of 0.15% per annum on the daily average amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal amount of the Loans. Such commitment fee shall accrue for the account of each Bank and including the Effective Date to but excluding the Termination Date of such Bank.

(b)  Participation Fee.

     Upon the execution and delivery hereof, the Borrower shall pay to the Agent for the account of each Bank a one time participation fee at the rate of 0.06% of such Bank's commitment.

(c)  Payments.

     Accrued fees under this Section for the account of any Bank shall be payable quarterly in arrears on each September 30, December 31, March 31 and June 30 and upon the date of termination of such Bank's Commitments in their entirety (and, if later, the date the Loans of such Bank shall be repaid in their entirety).



SECTION 2.09.  OPTIONAL TERMINATION OR REDUCTION OF COMMITMENTS.

The Borrower may, upon at least three Domestic Business Day's notice to the Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

SECTION 2.10.  MANDATORY TERMINATION OF COMMITMENTS.

(a) The Commitment of each Bank shall terminate on the Termination Date of such Bank, and any Loans of such Bank then outstanding (together with accrued interest thereon) shall be due and payable on such date.


SECTION 2.11.  OPTIONAL PREPAYMENTS.

(a) The Borrower may, upon at least one Domestic Business Day's notice to the Agent, prepay any Reference Rate Borrowing or, upon at least two Domestic Business Days notice to the Agent, prepay any CD Borrowing or, upon at least three (3) Euro-Dollar Business Days' notice to the Agent, prepay any Euro-Dollar Borrowing in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to but excluding the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.


SECTION 2.12.  GENERAL PROVISIONS AS TO PAYMENTS.

(a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (Chicago time) on the date when due, in Federal or other funds immediately available in Chicago, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share, if any, of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar
     Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.


SECTION 2.13.  COMPUTATION OF INTEREST AND FEES.

All interest and fees shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed (including the first day but excluding the last day).


SECTION 2.14.  MAXIMUM INTEREST RATE.

(a) It is the intention of the parties hereto to comply strictly with all applicable usury laws regarding the contracting for, and the charging, payment and receipt of, interest (which shall, for purposes of this Section 2.15, be deemed to include, without limitation, any compensation received by any Bank for the use, forbearance or detention (as such terms are used in Tex. Rev. Civ. Stat. Ann. Art. 5069-1.01(a)) of the indebtedness incurred under this Agreement and evidenced by the Notes) whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Agreement and the Notes (the "Applicable Usury Laws").

(b) If any payment by the Borrower to any Bank hereunder (including any payment upon acceleration of the maturity of any Notes of such Bank) results or would result in the Borrower paying to any Bank any interest in excess of the Maximum Amount, as defined in subsection (e) below, or if any transaction contemplated by or any provision of this Agreement, such Bank's Note or Notes or any other agreement or instrument (collectively, such Bank's "Loan Documents") would otherwise be usurious under any Applicable Usury Laws, then, notwithstanding anything to the contrary in such Bank's Loan Documents, the Borrower and such Bank agree as follows:

     (i)   the provisions of this Section 2.14 shall govern and control;

     (ii) the aggregate amount of all interest that is contracted for, charged or received pursuant to such Bank's Loan Documents or otherwise shall under no circumstances exceed the Maximum Amount;

     (iii) neither the Borrower nor any other Person shall be obligated to pay the amount of such interest to the extent that it would exceed the Maximum Amount; and

     (iv) the provisions of such Bank's Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws.

(c) If any payment by the Borrower under any Bank's Loan Documents (including any payment upon acceleration of the maturity of any Note) results in the Borrower actually having paid to such Bank any interest in excess of the Maximum Amount, then such excess amount shall be applied to the reduction of the principal balance of such Bank's Loans or to other amounts (other than interest) payable hereunder, and if no such principal is then outstanding, and no such other amount is then payable, such excess or part thereof remaining, shall be repaid to the Borrower.

(d) All interest paid, or agreed to be paid, pursuant to any Bank's Loan Documents shall, to the fullest extent permitted by Applicable Usury Laws, be amortized, prorated, allocated and spread throughout the full term of any indebtedness incurred under or evidenced by such Bank's Loan Documents so that the rate of interest paid under such Bank's Loan Documents does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof.

(e) As used herein, the term "Maximum Amount" means, with respect to any Bank, the maximum nonusurious amount of interest that may be lawfully contracted for, charged or received by such Bank in connection with the indebtedness incurred under or evidenced by such Bank's Loan Documents under all Applicable Usury Laws, and the term "Highest Lawful Rate" means, with respect to any Bank, the maximum rate of interest, if any, that may be charged the Borrower under all Applicable Usury Laws on the principal balance of the indebtedness incurred under or evidenced by such Bank's Loan Documents from time to time outstanding.

(f) In the event that the rate of interest set forth in Section 2.07 on any Loan of any Bank (the "Stated Rate"), together with any fees or other amounts payable to such Bank deemed to constitute interest under Applicable Usury Laws ("Additional Interest"), exceeds the Highest Lawful Rate, then the amount of interest payable to such Bank to accrue pursuant to such Bank's Loan Documents shall be limited, notwithstanding anything to the contrary in such Bank's Loan Documents, to the amount of interest that would accrue at the Highest Lawful Rate; provided that, to the fullest extent permitted by Applicable Usury Laws, any subsequent reductions in the Stated Rate shall not reduce the interest payable to such Bank to accrue pursuant to such Bank's Loan Documents below the Highest Lawful Rate until the aggregate amount of interest payable to such Bank actually accrued pursuant to such Bank's Loan Documents, together with all Additional Interest payable to such Bank, equals the amount of interest which would have accrued if the Stated Rate had at all times been in effect and such Additional Interest, if any, had been paid in full.

(g) In the event that, at maturity or upon payment in full of all amounts payable under any Bank's Loan Documents, the total amount of interest paid to any Bank or payable to such Bank and accrued under the terms of or evidenced by such Bank's Loan Documents is less than the total amount of interest which would have been paid to such Bank or accrued on the indebtedness incurred under or evidenced by such Bank's Loan Documents if the Stated Rate had, at all times, been in effect and all Additional Interest had been paid in full, then the Borrower shall, to the extent permitted by Applicable Usury Laws, pay to the Agent for the account of such Bank an amount equal to the difference between (a) the lesser of (i) the amount of interest payable to such Bank which would have accrued if the Highest Lawful Rate for such Bank had at all times been in effect or (ii) the amount of interest which would have accrued on the indebtedness incurred under or evidenced by such Bank's Loan Documents if the Stated Rate had at all times been in effect and all Additional Interest had been paid in full and (b) the amount of interest actually paid to such Bank or payable to such Bank and accrued under or evidenced by such Bank's Loan Documents.


SECTION 2.15.  EXTENSION OF TERMINATION DATE.

(a) The Termination Date of each Bank may be extended, in the manner set forth in this Section 2.15, on June 30, 1994 and on the day following such date (an "Extension Date") for a period of 364 days after the date on which such Termination Date would otherwise have occurred. If the Borrower wishes to request an extension of the Termination Date of the Banks on any Extension Date it shall give notice to that effect to the Agent not less than forty-five (45) nor more than sixty (60) days prior to such Extension Date, whereupon the Agent shall promptly notify each of the Banks of such request.

(b) Each Bank which desires to extend its Termination Date as requested by the Borrower may, at its option, so elect by notice to the Borrower and the Agent within fifteen (15) days after receipt of such notice. Such notice shall be irrevocable. Any Bank which does not give such notice to the Borrower and the Agent shall be deemed to have elected not to extend its Termination Date as requested, and such Bank's Commitment shall terminate in accordance with Section 2.10 on its then Termination Date.

(c) The Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Note at par and assume the Commitment of any Bank electing not to extend its Termination Date, all in accordance with Section 9.07(c).


SECTION 2.16.  WITHHOLDING TAX EXEMPTION.

At least five (5) Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. If any Bank notifies the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, the Borrower shall commence making any deductions and withholding any amounts with respect to payments for the account of such Bank that are required by applicable law.

                                  ARTICLE III

                                   CONDITIONS

SECTION 3.01.  EFFECTIVENESS.

This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

     (i) receipt by the Agent of certified copies of the Certificate of Organization and Regulations of the Borrower and the resolutions of the Owners Committee of the Borrower authorizing the transactions contemplated hereby and such other documents as the Agent or the Required Banks may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

     (ii) receipt by the Agent of a Certificate of Incumbency dated the Effective Date executed by the Secretary or an Assistant Secretary of the Borrower in substantially the form of Exhibit E hereto setting forth the name, title and specimen signature of each Authorized Officer or Authorized Representative of the Borrower (l) who has signed this Agreement on behalf of the Borrower, (2) who will sign the Notes on behalf of the Borrower or (3) who will, until replaced by another officer or representative duly authorized for that purpose, act as the representative of the Borrower for the purposes of signing documents and giving notices and other communications by the Borrower in connection with this Agreement and the transactions contemplated hereby;

     (iii) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

     (iv) receipt by the Agent of an opinion of the General Counsel of the Borrower in substantially the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

     (v) receipt by the Agent of a certificate signed by the Chief Executive Officer or Controller of the Borrower dated the Effective Date to the effect set forth in clauses (iii) and (iv) of Section 3.02; and

     (vi) receipt by the Agent for the account of each Bank of a duly executed Note dated on or before the Effective Date, complying with the provisions of Section 2.05.

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later
than    July 1    , 1993.  The Agent shall promptly notify the Borrower and the
Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.


SECTION 3.02.  BORROWINGS.

The obligation of any Bank to make a Loan, including, without limitation, a Letter of Credit, on the occasion of any Borrowing hereunder is subject to the satisfaction of the following conditions:

     (i) receipt by the Agent of a Notice of Borrowing as required by Section 2.02;

     (ii) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments. For purposes of calculating the available amount of a Loan as at any date, all Loans requested but not yet advanced and the aggregate face amount of all Letters of Credit requested but not yet issued will be treated as advanced unless the Borrower has directed that the requested advance be disbursed to repay the Loans;

     (iii) the fact that, immediately after such Borrowing, no Default shall have occurred and be continuing;

     (iv) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing as if made on and as of such date (except in the case of a Refunding Borrowing, the representations and warranties set forth in clauses (c) and (d) of Section 4.01 as to any material-adverse change or litigation which has theretofore been disclosed in writing by the Borrower to the Banks);

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (ii), (iii) and (iv) of this Section.

                                 ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


SECTION 4.01.  REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

The Borrower represents and warrants to the Banks as follows:

(a)  (1)  The Borrower is

          (i) a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and

          (ii) The Borrower is registered, qualified or licensed (or has applied for such registration, qualification or licensing) to do business and in good standing in each of the jurisdictions within the United States where ownership of its properties or the conduct of its business requires such registration, qualification or licensing and which currently permit registration, qualification or licensing of limited liability companies and has or will apply for registration, qualification or licensing to do business in each other jurisdiction within the United States where the ownership of its properties or the conduct of its business requires such registration, qualification or licensing as soon as such jurisdiction permits registration, qualification of or licensing for limited liability companies, except in all cases where the failure to be so registered, qualified or licensed would not have a material adverse effect on the business, operations, affairs, assets, condition (financial or otherwise) or results of operation of the Borrower considered as a whole.

     (2) The Borrower has all power and authority, governmental permits, licenses, consents, authorizations, orders and approvals and other authorizations as are necessary to carry on its business substantially as presently conducted except for such governmental permits, licenses, consents, authorizations, orders and approvals and other authorizations as are held by Lyondell or any of Lyondell's subsidiaries or predecessors in interest, are non-transferable in accordance with their respective terms or require the consent of third parties (including governmental entities) to their transfer and as to which the Borrower and Lyondell believe that such third-party consents can be obtained or substitute permits, licenses, consents, authorizations, orders and approvals may be obtained by the Borrower in due course and without materially affecting the ability of the Borrower to carry on its business substantially as presently conducted in the meantime. The Borrower is diligently seeking to obtain such third-party consents and such substitute permits, licenses, consents, authorizations, orders and approvals.

     (3) The execution, delivery and performance by the Borrower of this Agreement and of the Notes, and Borrowings hereunder, are within its power and authority and have been duly authorized by all necessary proceedings.

     (4) Neither such authorization nor the execution, delivery and performance by the Borrower of this Agreement or of the Notes, nor any Borrowing hereunder when made, will conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any law or any regulation, order, writ, injunction or decree of any court or governmental authority or of the Certificate of Organization or Regulations of the Borrower or result in the violation or contravention of, or the acceleration of any obligation under, or cause the creation of any Lien on any of the assets of the Borrower pursuant to the provisions of, any indenture, agreement or other instrument to which it is a party or by which it is bound.

     (5) Assuming its due execution by the Banks and the Agent, this Agreement constitutes a legal, valid and binding agreement of the Borrower and the Notes, when duly executed on behalf of the Borrower and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower.

(b) The pro forma balance sheet of the Borrower as of March 31, 1993 a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in paragraph (b) of this Section, the financial position of the Borrower as of such date (subject to normal year-end adjustments and not including footnotes or schedules required by generally accepted accounting principles).

(c) Except as disclosed in writing to the Banks, there has been no material adverse change since March 31, 1993 in the business, operations, assets or condition (financial or otherwise) of the Borrower, considered as a whole.

(d) Except as disclosed in writing to the Banks, there is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower in any court or before or by any arbitrator, governmental department, agency or instrumentality, an adverse decision in which might materially and adversely affect the business, operations, affairs, assets, condition (financial or otherwise) or results of operations of the Borrower considered as a whole or the ability of the Borrower to perform its obligations hereunder and under the Notes or which in any manner draws into question the validity of this Agreement or the Notes.

(e)  No Default has occurred and is continuing.

(f) No consent, authorization, order or approval of (or filing or registration with) any governmental commission, board or other regulatory authority (other than routine reporting requirements) is required for the execution, delivery and performance by the Borrower of this Agreement or of the Notes.

(g) Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(h) Each of the Contribution Agreement and the Company Regulations is in full force and effect in accordance with its respective terms as originally executed except for any amendments, modifications or waivers which do not affect the Borrower in any material fashion, including without limitation
     (1) any amendments, modifications or waivers which do not, in the aggregate, materially reduce the rights of the Borrower thereunder against Lyondell or CITGO or materially increase the obligations of the Borrower thereunder to Lyondell or CITGO and (2) any other amendments, modifications or waivers to which the Required Banks have consented in writing. True and complete copies of all amendments, modifications and waivers referred to above have been delivered to the Agent for each of the Banks.

(i) The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public-utility company" or a "holding company" within the meaning of the Public Utility Holding Company Act of 1935 or a "public utility" under the laws of the State of Texas.

(j) The Borrower has good and indefeasible fee simple title to or valid and enforceable leasehold interests in all of its real property, and good title to all of its other property and assets (which property, real or otherwise, is material to the businesses, operations, properties, assets or condition, financial or otherwise, of the Borrower, considered as a whole), and none of such property or assets is subject to any Lien, except as permitted by
     Section 5.03. Except as permitted in Section 5.03, there is not on file in any public office, and the Borrower has not signed any financing statement naming it as debtor. The

     Borrower has not subordinated any of its rights under any obligation owing to it the rights of any other Person. The Borrower has no subsidiary.

(k) All information heretofore furnished by or on behalf of the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.


(l) Except as set forth in Lyondell's Annual Report on Form 10-K for the year ended 1992 and any subsequent documents filed by Lyondell pursuant to the Securities Exchange Act of 1934, there does not exist any violation by the Borrower of any law, rule, regulation or order of any government or government agency relating to the Environmental Matters which will or threatens to impose a liability on the Borrower or which will require an expenditure by the Borrower to cure such violation, which liability or expenditure would be material to the Borrower.

                                   ARTICLE V

                                   COVENANTS

The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

SECTION 5.01. CERTAIN INFORMATION TO BE FURNISHED BY THE BORROWER. The Borrower will deliver to each Bank:

(a) as soon as available and in any event within one hundred twenty (120) days after the end of each of its fiscal years, the balance sheet of the Borrower as of the end of such fiscal year and the related statements of income, stockholder's equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and so certified by a nationally recognized firm of independent certified public accountants;

(b) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each of its fiscal years, the balance sheet of the Borrower as of the end of such fiscal quarter, the related statement of income for such fiscal quarter and for the portion of the fiscal year ended with such quarter and the related statement of cash flows for the portion of the fiscal year ended with such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments and not including footnotes or schedules required by generally accepted accounting principles) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c) simultaneously with the delivery of the financial statements referred to in clause (a) and (b) above, a certificate of the Borrower signed by an Authorized Officer of the Borrower stating whether there exists on the date of such certificate any Default, and, if any such Default then exists, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto;

(d) forthwith, if at any time any officer of the Borrower shall obtain knowledge of any Default, a certificate of an Authorized Officer specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto;

(e) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(f) in the event of any damage, loss or casualty to or destruction of any portion of any facility of the Borrower, the Borrower shall give prompt notice thereof to the Banks, specifying the nature and extent of such damage, loss, casualty or destruction and whether such damage, loss, casualty or destruction, in the reasonable judgment of the Borrower, materially adversely affects the production capacity of such facility or the economic value of such facility; provided that the Borrower shall have no obligation to deliver such notice if the damage to the facility in the good faith judgment of the Borrower will not cost in excess of $25,000,000 to rebuild, replace or restore or if such damage does not materially adversely affect such production capacity or the economic value of the facility;

(g) in the event of any total or partial shutdown of any production or storage facility of the Borrower or any Subsidiary in connection with any Environmental Matter, the Borrower shall give prompt notice thereof to the Banks, specifying the reason for such shutdown; provided that the Borrower shall have no obligation to deliver such notice if in the good faith judgment of the Borrower such shutdown will not result in a reduction of consolidated net income of $25,000,000 or more over the remaining period of this Agreement; and

(h) from time to time such further information regarding compliance with this Agreement or the business, operations, assets, condition (financial or otherwise), material change or results of operations of the Borrower as the Agent, at the request of any Bank, may reasonably request.


SECTION 5.02.  MAINTENANCE OF PROPERTY; INSURANCE.

(a) The Borrower will keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Borrower will maintain insurance to the extent available to the Borrower on commercially reasonable terms and will furnish to the Banks, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.


SECTION 5.03.  LIMITATION ON LIENS.

Nothing in this Agreement shall in any way restrict or prevent the Borrower from incurring any Debt; provided that neither the Borrower will issue, assume or guarantee any Debt secured by any Lien or grant any Lien to secure any such Debt without effectively providing that all of the Notes (together with, if the Borrower so determines, any other Debt then existing and any other Debt thereafter created ranking equally with the Notes) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured. To the extent the following Liens would otherwise be prohibited by the foregoing provisions, the foregoing provisions shall not apply to:

(a) Liens on any property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with the Borrower or a Subsidiary and not created in contemplation of such event;

(b) Liens on any property (i) existing at the time of acquisition thereof and not created in contemplation of such event or (ii) incurred to secure payment of all or part of the purchase price thereof or (iii) incurred to secure Debt incurred prior to, at the time of or within ninety (90) days after acquisition thereof for the purpose of financing all or part of the purchase price thereof;

(c)  Liens on property of the Borrower existing on the date hereof and listed on
     Schedule I hereto;

(d) Liens (i) on any improvement in connection with such improvement to be made on the properties of the Borrower, or (ii) on the real properties of the Borrower in connection with construction to be done on such real properties (but only on the real properties upon which such construction occurs), and in connection with the acquisition of real property by the Borrower (but only on the real property so acquired), after the date hereof, securing Debt incurred or assumed either

     (i) at the time of or within twenty-four (24) months after commencement of improvement or construction or

     (ii) within ninety (90) days after completion of improvement or construction of such plant in a principal amount not exceeding the cost of such improvement or construction and the cost of acquisition of such plant and such real estate;

(e) Liens which secure only Debt owing by a Subsidiary to the Borrower or another Subsidiary;

(f) Liens in favor of the United States of America or any state thereof or any department, agency, instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such Lien, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

(g) Liens required by any contract or statute in order to permit the Borrower or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either; or

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) to (g) inclusive or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced (plus improvements on such property); provided that the Borrower may issue, assume or guarantee Debt secured by Liens which would otherwise be subject to the foregoing restrictions or grant any such Lien to secure any such Debt in an aggregate principal amount which, together with the aggregate outstanding principal amount of all Debt of the Borrower which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clauses (a) to (h) inclusive above) does not at any one time exceed the greater of $50,000,000 or ten percent (10%) of net tangible assets of the Borrower.


SECTION 5.04.  CONSOLIDATION, MERGER.

(a) Nothing contained in this Agreement shall prevent any consolidation or merger of the Borrower with or into any other limited liability company or other organization (whether or not affiliated with the Borrower), or successive consolidations or mergers in which the Borrower or its successor or successors shall be a party or parties, or shall prevent any sale or conveyance of all or substantially all the property of the Borrower, to any other Person (whether or not affiliated with the Borrower) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale or conveyance, other than a consolidation or merger in which the Borrower is the continuing organization, the due and punctual payment of the principal of and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Agreement, shall be expressly assumed by instrument satisfactory to the Required Banks and executed and delivered to the Agent by the organization (if other than the Borrower) (i) formed by such consolidation or into which the Borrower shall have been merged or by the Person which shall have acquired such property and (ii) satisfactory to the Required Banks; and provided further that no Default shall exist hereunder after giving effect to such consolidation, merger or sale of assets.

(b) If, upon any consolidation or merger of the Borrower with or into any other organization, or upon the sale or conveyance of all or substantially all the property of the Borrower to any other Person, any of the property of the Borrower would thereupon become subject to any Lien, the Borrower, prior to or simultaneously with such consolidation, merger, sale or conveyance, will secure the Notes and all other obligations of the Borrower under this Agreement equally and ratably with any other obligations of the Borrower then entitled thereto, by a direct Lien on all such property prior to all Liens other than any theretofore existing thereon.

SECTION 5.05.  USE OF PROCEEDS.

The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes. None of such proceeds will be used in violation of Regulation U, Regulation X, Regulation G or of any similar laws or regulations.


SECTION 5.06.  COMPLIANCE WITH LAWS.

The Borrower will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements to governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder, and relating to the Environmental Matters) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.


SECTION 5.07.  NO MATERIAL CHANGE.

The Borrower shall not amend, supplement, waive or modify the Crude Supply Agreement in any way which would result in a material change of terms set forth in the Crude Supply Agreement as in effect as of the date hereof, without written consent of the Required Banks.


                                   ARTICLE VI


                                    DEFAULTS

SECTION 6.01.  DEFAULTS.

If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

(a) the Borrower shall default in the payment when due of any principal of any Loan or shall default in the payment within five (5) days of the due date thereof of any interest on any Loan or any other amount payable hereunder;

(b) the Borrower shall fail to perform or observe any covenant or agreement to be performed by it contained in Sections 5.03 and 5.04;

(c) the Borrower shall fail to perform or observe any covenant or agreement to be performed by it contained in this Agreement (other than those covered by clause (a) or (b) above) for thirty (30) days after written notice of such failure is given to the Borrower by the Agent at the request of any Bank;

(d) the Borrower shall have made, or be deemed to have made pursuant to Section 3.02, any representation or warranty in this Agreement, or in any certificate, financial statement or other document delivered pursuant hereto, which shall prove to have been incorrect in any material respect when so made or deemed to have been made;

(e) an amendment or modification to the Company Regulations shall have been adopted that affects the Borrower in any material fashion, including any amendment or modification that materially changes the ownership of the Borrower as in effect as of the date hereof, other than the changes in the Owners' Participation Percentages (as defined in the Company Regulations) as contemplated by the Company Regulations. reduces the rights of the Borrower thereunder against Lyondell or CITGO or materially increases the obligations of the Borrower thereunder to Lyondell or CITGO and such amendment or modification shall not have been consented to in writing by the Required Banks;

(f) the Borrower or any Subsidiary shall fail to pay any indebtedness for borrowed money (other than the Loans) payable or guaranteed by it, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness or guarantee; provided that the aggregate amount of such indebtedness or guarantee, including any interest or premium thereon, shall exceed $20,000,000;

(g) the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing, or shall admit in writing its inability to pay its debts as they become due;

(h) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $25,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(j) a final, non-appealable judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower and such judgment or order shall continue unsatisfied for a period of thirty (30) days; or

(k) A default shall have occurred and shall be continuing under either the Company Regulations or the Crude Supply Agreement then, and in every such event, the Agent shall (i) if requested by Banks having more than fifty percent (50%) in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments, and they shall thereupon terminate, and (ii) if requested by Banks holding Notes evidencing more than fifty percent (50%) in aggregate principal amount of the Loans, by notice to the Borrower declare the full unpaid principal of and accrued interest on the Loans and the Notes and all other amounts payable hereunder to be immediately due and payable, whereupon the Commitments shall terminate and the Loans and the Notes and such other amounts shall be immediately due and payable, without further notice, presentment, demand, protest or other formality of any kind, all of which are hereby expressly waived by the Borrower; provided that in the case of the occurrence of an event referred to in clause (f) or (g) above, the Commitments shall automatically terminate and the full unpaid principal of and accrued interest on the Loans and the Notes and all other amounts payable hereunder shall automatically become immediately due and payable, without notice, presentment, demand, protest or other formality of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02.  NOTICE OF DEFAULT.

The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                                  ARTICLE VII

                                   THE AGENT

SECTION 7.01.  APPOINTMENT AND AUTHORIZATION.

Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.


SECTION 7.02.  AGENT AND AFFILIATES.

Continental Bank National Association shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Continental Bank N. A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or any affiliate thereof as if it were not the Agent hereunder.


SECTION 7.03.  ACTION BY AGENT.

(a) The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.


SECTION 7.04.  CONSULTATION WITH EXPERTS.

The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05.  LIABILITY OF AGENT.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith

     (i)  with the consent or at the request of the Required Banks or

     (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder;
          (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) reasonably believed by it to be genuine or to be signed by the proper party or parties.


SECTION 7.06.  INDEMNIFICATION.

Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Agent hereunder.


SECTION 7.07.  CREDIT DECISION.

Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.08.  SUCCESSOR AGENT.

The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower, with such resignation to be effective upon the acceptance by a successor Agent of its appointment as agent hereunder, as set forth below. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within (thirty) 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Bank or a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.


                                  ARTICLE VIII

                            CHANGE IN CIRCUMSTANCES

SECTION 8.01.  ILLEGALITY.

If, after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such affected

Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such affected Euro-Dollar Loan, the Borrower shall borrow a Reference Rate Loan (or, if the Borrower so elects by at least one Domestic Business Day's notice to the Agent and such Bank the Borrower shall borrow a CD
Loan), from such Bank in a principal amount equal to the principal amount of such affected Euro-Dollar Loan for an Interest Period coincident with the remaining term of the Interest Period applicable to such affected Euro-Dollar Loan of the Borrower, and such Bank shall make such a Reference Rate Loan.


SECTION 8.02.  INCREASED COST AND REDUCED RETURN.

(a) If on or after the Effective Date, in the case of any Committed Loan or any obligation to make Committed Loans the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Parent or Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          shall impose, modify or deem applicable any reserve, special deposit, deposit insurance assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (A) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (B) with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 8.04) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office);

     and the result of any of the foregoing is to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank (without duplication of amounts otherwise payable hereunder) such additional amount or amounts as will compensate such Bank for such increased cost or reduction with respect to such affected sum.

(b) If any Bank shall have reasonably determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Parent or Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or has had the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank or its Parent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank (without duplication of amounts otherwise payable hereunder) such additional amount or amounts as will compensate such Bank or its Parent for such reduction.

(c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and setting forth in reasonable detail the basis for such compensation shall be conclusive in the absence of manifest error, and the amount set forth therein shall be payable by Borrower within five (5) days after receipt of such certificate. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) In the event a Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a CD Loan or Euro-Dollar Loan) as a result of

    (1) any conversion or repayment or prepayment of the principal amount of any CD Loan or Euro-Dollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto;

    (2) any Loans not being made as CD Loans or Euro-Dollar Loans in accordance with any request therefor; or

    (3) any Loans not being continued as, or converted into, CD Loans or Euro-Dollar Loans in accordance with the notice therefor, then, upon the written notice of such Bank to the Borrower, the Borrower shall, within five days of its receipt thereof, pay to such Bank such amount as will (in its reasonable determination) reimburse such Bank for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

(e) If a Bank shall have determined that

    (1) U.S. dollar certificates of deposit or U.S. dollar deposits, as the case may be, in the relevant amount and for the relevant Interest Period are not available to such Bank in its relevant market; or

    (2) by reason of circumstances affecting such Bank's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to CD Loans or Euro-Dollar Loans of such type, then, upon notice from such Bank to the Borrower, such Bank's obligations under this Agreement to make or continue any Loans as, or to convert any Loans into, CD Loans or Euro-Dollar Loans of such type shall forthwith be suspended until such Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.


SECTION 8.03.  SUBSTITUTE LOANS.

If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.01 or (ii) any Bank has demanded compensation under
Section 8.02(a) and the Borrower shall, by at least five (5) Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Bank as CD Loans or Euro-Dollar Loans, as the case may be, shall be made instead as Reference Rate Loans.


SECTION 8.04.   REGULATION D COMPENSATION.

Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on Euro-Dollar Borrowings, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum equal to the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve

Percentage over (ii) the rate specified in clause (i)(A). Any Bank electing to require payment of such additional interest shall so notify the Borrower and the Agent, at least five (5) Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.


SECTION 8.05.  SUBSTITUTION OF BANK.

If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to 8.01 or (ii) any Bank has demanded compensation under Section 8.02 or 8.04, the Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Notes for cash without recourse to such Bank and assume the Commitment of such Bank. Any such purchase shall be at par, shall be without prejudice to the Borrower's obligations under Section 9.04 and shall release such Bank from all further obligations under this Agreement.



                                   ARTICLE IX

                                 MISCELLANEOUS

SECTION 9.01.  NOTICES.

(a) All notices and other communications provided for herein shall be in writing (including bank wire, telecopy, or similar writing) and shall be given to the intended recipient at the "Address for Notices" specified, if the intended recipient is the Borrower or the Agent, below its name on the signature pages hereof or, if the intended recipient is a Bank, in such Bank's Administrative Questionnaire, or, as to any party, at such other address as shall be designated by such party in a notice to the Borrower and the Agent. All notices and other communications shall be effective

    (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid,

    (ii) if given by telecopier, upon confirmation that the telecopied document has been received by the individual to whom it was addressed, or

    (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or VIII hereof shall not be effective until received and notices to the Borrower under Section 6.01 shall not be effective until such notice is delivered.

(b) All notices given to the Borrower shall also be given to LYONDELL at the address below and to CITGO at the address below:

           to LYONDELL:

           Lyondell Petrochemical Company
           1221 McKinney, Suite 1600
           One Houston Center
           Houston, Texas  77010
           Attention:  Treasurer

           to CITGO:

           CITGO Petroleum Corporation
           One Warren Place
           6100 S. Yale
           Tulsa, Oklahoma  74136
           Attention:  Treasurer


SECTION 9.02.  NO WAIVER.

No failure on the part of the Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.


SECTION 9.03.  GOVERNING LAW.

THIS AGREEMENT, THE NOTES AND THE REQUESTS, INVITATIONS AND OFFERS PROVIDED FOR HEREIN SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.


SECTION 9.04.  EXPENSES; DOCUMENTARY TAXES; INDEMNIFICATION.

(a) The Borrower shall pay, within thirty (30) days after receipt of a reasonably detailed statement setting forth the amount and nature thereof,
    (i) all out-of-pocket expenses of the Agent, including the reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of this

    Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occur, all out-of-pocket expenses incurred by the Agent or any Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

(b) The Borrower agrees to indemnify each Bank and the Agent and hold each Bank and the Agent harmless from and against any and all liabilities (including without limitation, environmental liabilities), losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for any Bank and the Agent in connection with any investigative, administrative or judicial proceeding, whether or not such Bank or the Agent shall be designated a party thereto) which may be incurred by any Bank, or by the Agent in connection with its actions as Agent hereunder, relating to or arising out of Article VI or VII of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that neither any Bank nor the Agent shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.


SECTION 9.05.  AMENDMENTS, ETC.

Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment, waiver or modification shall, unless signed by all the Banks,

    (i) increase or decrease the Commitment of any Bank or subject any Bank to any additional obligation (except for increases to the Commitment of any Bank pursuant to Section 8.05 to which such Bank has agreed in writing),

    (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder,

    (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment,

    (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or

    (v)   amend or waive any provision of Section 3.01 or Section 9.05.


SECTION 9.06.  COUNTERPARTS; INTEGRATION.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.


SECTION 9.07.  SUCCESSORS AND ASSIGNS.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks, except as set forth in Section 5.04(a).

(b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of
    Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and
    9.04 and Article VIII with respect to its participating interest; provided that all amounts payable to a Bank for the account of a Participant under Sections 2.11 and 9.04 and Article VIII shall be determined as if such Bank had not granted such participation to the Participant. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may upon 5 days notice by the Agent and the Borrower at any time assign to one or more banks or other institutions (each an "Assignee") all, or a part of all(a minimum of $5,000,000, in multiples of $1,000,000) of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an instrument substantially in the form of Exhibit B attached hereto, executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Agent, which consent shall not be unreasonably withheld; provided that if an Assignee is an affiliate of such transferor Bank, no such consent shall be required. Upon execution by the transferor Bank, the Borrower, the Assignee and the Agent, and delivery of, such an instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to the extent of such assignment, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. Prior to the issuance of any such new Note, the Assignee to which such Note is issued shall pay to the Agent a fee of $2,500.

(d) No Assignee or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.02 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.01 or 8.02 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exit.


SECTION 9.08.  SURVIVAL.

The obligation of the Borrower under Article VIII and Section 9.04 shall survive the repayment of the Loans and the termination of the Commitments.

SECTION 9.09.  ACKNOWLEDGEMENT.

The Borrower acknowledges that the Banks have entered into this Agreement in reliance on the Borrower's assurance that the Borrower does not intend to use the proceeds of any Borrowings hereunder in a manner which would violate any applicable law or governmental rule or regulation.


SECTION 9.10. HEADINGS.

The Table of Contents and Article and Section headings used herein shall not affect the interpretation of any provision of this Agreement.


SECTION 9.11.  SHARING OF SETOFFS.

Each Bank agrees that, if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank (other than disproportionate payments to any Bank provided for by this Agreement), the Bank receiving such proportionately greater payment shall purchase such participation in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount recovered thereby to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a setoff to which this Section applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section to share in the benefits of any recovery on such secured claim. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank which is a holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of
setoff or counterclaim and               other rights with respect to such
participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.12.  COLLATERAL.

Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.


SECTION 9.13.  CONSENT TO JURISDICTION.

(A) THE BORROWER IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR ILLINOIS STATE COURT OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER AGREES THAT A FINAL, NONAPPEALABLE JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON THE BORROWER AND MAY BE ENFORCED IN ANY FEDERAL OR ILLINOIS STATE COURT (OR ANY OTHER COURTS TO THE JURISDICTION OP WHICH THE BORROWER IS OR MAY BE SUBJECT) BY A SUIT UPON SUCH JUDGMENT, PROVIDED THAT SERVICE OF PROCESS IS EFFECTED UPON THE BORROWER IN ONE OP THE MANNERS SPECIFIED IN SUBSECTION (B) OF THIS SECTION OR AS OTHERWISE PERMITTED BY LAW.

(B) IN LIGHT OF THE EXPRESS INTENT OF THE PARTIES TO SUBMIT TO THE JURISDICTION OF ILLINOIS COURTS FOR THE RESOLUTION OF ANY AND ALL DISPUTES ARISING UNDER THIS AGREEMENT, THE PARTIES FURTHER HEREBY WAIVE ANY AND ALL AFFIRMATIVE DEFENSES THEY COULD OR MIGHT OTHERWISE BE ABLE TO ASSERT BASED ON AN ALLEGED INCAPACITY OF THE BORROWER (SOLELY BASED ON CERTAIN STATUTORY PROVISIONS OF ILLINOIS LAW) TO ASSERT A CLAIM OR COUNTER-CLAIM IN EITHER THE FEDERAL OR STATE COURTS OF THE STATE OF ILLINOIS. THE AFFIRMATIVE DEFENSES AND MOTIONS HEREBY WAIVED INCLUDE BUT ARE NOT LIMITED TO OBJECTIONS TO SUIT PURSUANT TO THE ILLINOIS BUSINESS CORPORATION ACT SECTION 13.70, AS AMENDED, AND ANY SIMILAR ILLINOIS PARTNERSHIP LAW STATUTE. THE PARTIES WAIVE ALL AFFIRMATIVE DEFENSES AND DEFENSIVE MOTIONS PREDICATED ON,, THE FOREGOING STATUTORY PROVISIONS WITH FULL KNOWLEDGE OF THEIR RIGHTS, IF ANY, UNDER THOSE PROVISIONS. IT IS THE EXPRESS AND KNOWING INTENTION OF THE PARTIES TO WAIVE THE RIGHT TO ASSERT AS

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    AN AFFIRMATIVE DEFENSE THE LEGAL INCAPACITY OF THE BORROWER TO MAINTAIN A
    CLAIM OR COUNTER-CLAIM ON THE GROUNDS THAT IT FAILED TO COMPLY WITH ANY OR ALL REGISTRATION, CERTIFICATION, NOTIFICATION, FILING OR DESIGNATION-OF-AGENT REQUIREMENTS SET FORTH AND ENFORCED BY THE FOREGOING OR ANY SIMILAR STATUTORY PROVISIONS.

(C) SERVICE OF PROCESS.  THE BORROWER HEREBY CONSENTS TO PROCESS BEING SERVED
    IN ANY SUIT, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF SUBSECTION (A) OF THIS SECTION IN ANY FEDERAL OR ILLINOIS STATE COURT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED AIR MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SPECIFIED IN
    SECTION 9.01 OR TO ANY OTHER ADDRESS OF WHICH THE BORROWER SHALL HAVE GIVEN WRITTEN NOTICE TO THE AGENT. THE BORROWER IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE AGENT OR ANY BANK. THE BORROWER AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER.

(D) NO LIMITATION ON SERVICE OR SUIT. NOTHING IN THIS ARTICLE SHALL AFFECT THE RIGHT OF THE AGENT OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF THE AGENT OR ANY BANK TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF THE JURISDICTION OF THE BANK'S LENDING OFFICE OR THE COURTS OP ANY JURISDICTION OR JURISDICTIONS IN WHICH THE BORROWER HAS ANY ASSETS.


SECTION 9.14.  WAIVER OF JURY TRIAL

THE AGENT, THE BANKS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE BANKS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A

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PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE
BANKS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   LYONDELL-CITGO REFINING COMPANY LTD.

                                   By:          /s/ William E. Haynes
                                      -----------------------------------------
                                   Title: President and Chief Executive Officer

                                          Address for Notices:

                                          One Houston Center
                                          Suite 1600
                                          1221 McKinney Street
                                          P. O. Box 3646
                                          Houston TX  77253-3646
                                          Attn:  Controller

                                          Telephone No.:  713-475-4111
                                          Telecopier No.:  713-951-1505

                                   CONTINENTAL BANK N.A.
                                          As Agent

                                   By:          /s/ Ronald E. McKaig
                                      -----------------------------------------
                                   Title:            Vice President


                                          Address for Notices:

                                          231 South La Salle Street
                                          Chicago, Illinois  60697
                                          Attn: Robert Ingersoll

                                          Telephone No.: 312-828-6720
                                          Telecopier No.: 312-987-5614

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